United States securities and exchange commission logo





                      June 9, 2022

       Christopher Hill
       Chief Financial Officer
       Core Laboratories N.V.
       Van Heuven Goedhartlaan 7 B
       1181 LE Amstelveen
       The Netherlands

                                                        Re: Core Laboratories
N.V.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed February 10,
2022
                                                            File No. 001-14273

       Dear Mr. Hill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation